Exhibit 99.1

FOR IMMEDIATE RELEASE

Prime Meridian Holding Company Reports

SECOND Quarter 2019 Results

TALLAHASSEE, FL – July 30, 2019 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG) the parent bank holding company for Prime Meridian Bank today announced unaudited financial results for the quarter and six months ended June 30, 2019. The Company reported net earnings of $764,000, or $0.24 per basic and diluted share, for the quarter ended June 30, 2019, compared to net earnings of $1,002,000, or $0.32 per basic and diluted share, for the quarter ended June 30, 2018. The Company reported net earnings of $1,631,000, or $0.52 per basic and diluted share, for the six months ended June 30, 2019, compared to net earnings of $1,756,000, or $0.56 per basic and diluted share, for the six months ended June 30, 2018.

Second Quarter 2019 Highlights

Financial Highlights - Prime Meridian Holding Company and Subsidiary

(dollars in thousands except per share amounts)

	2Q'19	1Q'19	4Q'18	3Q'18	2Q'18
Net Earnings	$764	$867	$1,268	$1,018	$1,002
Book value per share	$16.85	$16.44	$16.19	$15.61	$15.33
Earnings per share - Basic	$0.24	$0.28	$0.40	$0.33	$0.32
Earnings per share - Diluted	$0.24	$0.28	$0.40	$0.33	$0.32
Weighted-average basic shares outstanding	3,144,068	3,140,401	3,131,379	3,127,038	3,123,594
Weighted-average diluted shares outstanding	3,150,136	3,144,071	3,136,048	3,130,171	3,126,022
Return on average assets(1)	0.70%	0.82%	1.07%	1.03%	1.10%
Return on average equity(1)	5.85	6.79	8.43	8.42	8.49
Average yield on earning assets(1)	4.49	4.48	4.52	4.47	4.46
Net interest margin(1)	3.66	3.67	3.75	3.78	3.89
Efficiency ratio(2)	71.86	67.75	59.45	62.26	60.14
Nonpeforming assets/total assets	0.44	0.14	0.09	0.04	0.02

1 Ratio has been annualized

2 Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

“Overall the Bank is continuing to perform well,” said Sammie D. Dixon, Jr., Vice Chairman, President and CEO.  “Net interest income and noninterest income both increased at double-digit rates for the three and six-month periods ending June 30th compared with the same periods in 2018,” he said. “In addition, the Bank maintained strong deposit growth for the quarter while holding the overall cost of funds and net interest margin relatively stable from the first quarter.”

“Though key income drivers are overshadowed by the planned additional operating expenses attributable to bringing our Lakeland branch online, we continue to build the Bank and expand the franchise on a very solid foundation,” Dixon said.

A portion of the increase in the Bank’s occupancy expense is due to Lakeland startup expenses which could not be capitalized and are non-recurring beyond the second quarter. Additional expense associated with implementing the new accounting standards for the Bank’s new lease at its Timberlane Road location also contributed to the increase in occupancy expense during the second quarter.

Expenses associated with Lakeland accounted for approximately 35% of the increase in noninterest expense when compared to the first six months of 2018. “To enhance training and maintain operational consistency, we have strategically rotated our team members between branches to groom them to assist with growth in other new markets,” continued Dixon. “We recognized and included these costs in our pro-forma modeling when we planned to enter the market.”

The Bank officially opened its Lakeland, Florida office on April 16, 2019. “Lakeland is our first, true out-of-market branch,” commented Dixon. “Efficiencies will be realized as we work out the logistics related to its opening.” Dixon went on to say, “Given the experienced team we have in place, we anticipate that in the years to follow, Lakeland will be a significant contributor to the Company’s overall growth and profitability.”

Since December 31, 2018, growth occurred in all loan types with the exception of commercial real estate, Dixon stated. Net loan growth was impacted by participation payoffs in the first quarter and additional loan payoffs of $11.2 million in the second quarter. Taking these payoffs into consideration, the Bank had net positive loan growth of $9.8 million in the first half of the year, all of which occurred in the second quarter. “We are not where we wanted to be loan-wise,” said Dixon. “All things considered, the Bank is positioned for continued profitability.”

The Bank’s mortgage team posted strong results for the quarter and continues to maintain a leading market share position in the Tallahassee market.

Nonperforming assets (NPAs), as a percentage of total assets, were 0.44% for the second quarter, up from 0.14% at the end of the first quarter.  “We have a seasoning 11-year old portfolio,” said Dixon. “These nonperforming relationships were previously-identified watch-list credits. They are not in the same business lines and have migrated into a nonperforming status,” he explained. “We are working through an aggressive resolution strategy to reduce NPAs and mitigate any losses we may sustain.”

Earnings Summary
(dollars in thousands)
				Change 2Q'19 vs.
	2Q'19	1Q'19	2Q'18	1Q'19	2Q'18
Net Interest Income	$3,759	$3,687	$3,412	2.0%	10.2%
Provision for Loan Losses	(179)	(165)	(155)	8.5	15.5
Noninterest income	462	362	314	27.6	47.1
Noninterest expense	(3,033)	(2,743)	(2,241)	10.6	35.3
Income Taxes	(245)	(274)	(328)	(10.6)	(25.3)
Net Income	$764	$867	$1,002	(11.9)%	(23.8)%

On a linked quarter basis, the Company’s net income in the second quarter of 2019 benefitted from growth in all categories of interest-earning assets, a 27.6%, or $100,000, increase in noninterest income primarily due to increased mortgage banking revenue, and lower income tax expense. These gains were offset, however, by a higher provision for loan losses and a $290,000 increase in noninterest expense, which included higher expenses related to the opening of our Lakeland, Florida office and the impact of recognizing our new lease at our Timberlane Road, Tallahassee, Florida office.

Compared to the same period a year ago, the Company’s net income in the second quarter of 2019 benefitted from the interest income earned on higher average balances of interest-earning assets, a $148,000 increase in noninterest income and lower income tax expense. However, these gains were offset by higher noninterest expense, mainly driven by increases in salaries and employee benefits expense, occupancy and equipment expense, and other noninterest expense.

Interest income
(dollars in thousands)				Change 2Q'19 vs.
	2Q'19	1Q'19	2Q'18	1Q'19	2Q'18
Interest income:
Loans	$3,916	$3,856	$3,543	1.6%	10.5%
Securities	333	296	287	12.5	16.0
Other	361	348	82	3.7	340.2
Total interest income	$4,610	$4,500	$3,912	2.4%	17.8%

The increase in total interest income compared to the first quarter of 2019 and the second quarter of 2018 reflects growth in all categories of interest-earning assets and higher yields on all interest-earning assets, with the exception of interest earned on mortgage loans held for sale. Net loan growth during the first half of 2019 was negatively impacted by a higher-than-normal level of loan payoffs, which approximated $28.7 million for the six-month period. Excess cash continues to be deployed in federal funds sold and interest-bearing accounts at other financial institutions.

Interest expense:
(dollars in thousands)				Change 2Q'19 vs.
	2Q'19	1Q'19	2Q'18	1Q'19	2Q'18
Total interest expense	$851	$813	$500	4.7%	70.2%

The increase in the Company’s cost of funds on a linked quarter basis and year-over-year was driven by growing balances of time deposits and money market accounts coupled with higher rates paid on those deposits. For the quarter ended June 30, 2019, the average balance of total interest-bearing deposits increased $52.3 million, or 21.9%, while the average rates paid on total interest-bearing deposits increased 33 basis points, when compared to the same period a year ago. While rate increases in 2018 have boosted yields on interest-earning assets, these increases have also resulted in higher rates paid on deposits.

Margin Analysis
	2Q'19			1Q'19			2Q'18
		Interest			Interest			Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
(dollars in thousands)	Balance	Dividends	Rate	Balance	Dividends	Rate	Balance	Dividends	Rate
Interest-earning assets:
Loans(1)	$298,058	$3,834	5.15%	$296,137	$3,798	5.13%	$281,636	$3,484	4.95%
Mortgage loans held for sale	6,957	82	4.71	4,742	58	4.89	5,120	59	4.61
Securities	50,943	333	2.61	46,010	296	2.57	47,336	287	2.43
Other(2)	54,650	361	2.64	55,327	348	2.52	16,972	82	1.93
Total interest-earning assets	410,608	$4,610	4.49	402,216	$4,500	4.48	351,064	$3,912	4.46
Noninterest-earning assets	25,684			20,134			12,480
Total assets	$436,292			$422,350			$363,544

Interest-bearing liabilities:
Savings, NOW and money-market deposits	$242,815	$597	0.98%	$243,509	$603	0.99%	$211,513	$415	0.78%
Time deposits	48,573	254	2.09	42,699	210	1.97	27,592	85	1.23
Total interest-bearing deposits	291,388	851	1.17	286,208	813	1.14	239,105	500	0.84
Other borrowings	34	-		-	-		-	-
Total interest-bearing liabilities	291,422	$851	1.17	286,208	$813	1.14	239,105	$500	0.84
Noninterest-bearing deposits	87,077			83,184			75,932
Noninterest-bearing liabilities	5,545			1,900			1,311
Stockholders' equity	52,248			51,058			47,196
Total liabilities and stockholders' equity	$436,292			$422,350			$363,544

Net earning assets	$119,186			$116,008			$111,959
Interest rate spread			3.32%			3.34%			3.62%
Net interest margin(3)			3.66			3.67			3.89

(1)   Includes nonaccrual loans

(2)    Other interest-earning assets include federal funds sold, interest-bearing deposits and FHLB stock.

(3)    Net interest margin is net interest income divided by total average interest-earning assets, annualized

Excess liquidity and higher cost of funds continues to pressure the net interest margin. Other interest-earning assets, predominantly federal funds sold and interest-bearing deposits, account for the majority of growth in interest-earning assets since June 30, 2018. Management expects margin improvement when these funds are strategically deployed into loans.

Provision for Loan Losses

The provision for loan losses for the second quarter of 2019 was $179,000, compared to $165,000 for the first quarter of 2019 and $155,000 for the second quarter of 2018. Higher reserves on specific impaired loans accounted for more than half of the provision expense in the second quarter of 2019.

Noninterest income
(dollars in thousands)				Change 2Q'19 vs.
	2Q'19	1Q'19	2Q'18	1Q'19	2Q'18
Service charges and fees on deposit accounts	$68	$71	$89	(4.2)%	(23.6)%
Mortgage banking revenue	197	106	105	85.8	87.6
Income from bank-owned life insurance	45	45	10	-	350.0
Other income	152	140	110	8.6	38.2
Total noninterest income	$462	$362	$314	27.6%	47.1%

The Company reported an increase in mortgage banking revenue during the second quarter of 2019, after several quarters of decline. The Company defines mortgage banking revenue as gains and losses on the sale of mortgage loans originated for sale and wholesale brokerage fees, net of direct origination costs. The Company’s mortgage team reported increased production in terms of dollar volume along with higher average profitability per loan when comparing the second quarter of 2019 to the prior quarter and the second quarter of 2018.

Income from bank-owned life insurance stayed steady from the first quarter of 2019 but noticeably increased from the second quarter of 2018. This was due to an increased investment in this asset that occurred during the fourth quarter of 2018.

The increases in other income from the first quarter of 2019 and the second quarter of 2018 are mostly attributed to higher interchange income, before direct expenses, from ATM/debit cards due to increased transaction volume.

These aforementioned gains were partially offset by a decline in service charges and fees on deposit accounts due to lower volume of non-sufficient funds fees, a trend that has been evident for the past few quarters.

Noninterest expense
(dollars in thousands)				Change 2Q'19 vs.
	2Q'19	1Q'19	2Q'18	1Q'19	2Q'18
Salaries and employee benefits	$1,579	$1,557	$1,218	1.4%	29.6%
Occupancy and equipment	427	275	226	55.3	88.9
Professional fees	106	77	97	37.7	9.3
Marketing	194	199	133	(2.5)	45.9
FDIC/State Assessment	44	43	38	2.3	15.8
Software maintenance, amortization and other	167	152	159	9.9	5.0
Other	516	440	370	17.3	39.5
Total noninterest expense	$3,033	$2,743	$2,241	10.6%	35.3%

Compared to the prior quarter, the key drivers of increased noninterest expense were higher occupancy and equipment expense and other noninterest expense, namely increased travel expense, both related to the opening of the Lakeland office. During the second quarter of 2019, the Company expensed approximately $69,000 in non-recurring occupancy expenses related to the Lakeland office that were not able to be capitalized. Also, in compliance with the new lease accounting standards, the Company recorded a right of use asset and associated liability with its new lease at its Timberlane office in Tallahassee. This resulted in approximately $59,000 in additional lease expense for the quarter.

Compared to the same period a year ago, the key drivers of the increase in total noninterest expense were higher salaries and employee benefits expense, occupancy and equipment expense, and other noninterest expense. Nearly half of the increase in total noninterest expense is attributed to higher salaries and employee benefits expense. The Company had seventy-one full-time equivalent employees at June 30, 2018, compared to ninety full-time equivalent employees at June 30, 2019. The increase in employees is not only attributed to staffing the Lakeland office, but also to preparing the Company as a whole for continued organic growth. The increase in occupancy expense is due to the same factors already discussed while increases in other noninterest expense can be attributed to higher travel expense and small incremental increases in numerous expense categories, all expected with a growing company. All in all, expenses associated with the new Lakeland office accounted for approximately 42%, or $336,000, of the increase in noninterest expense when comparing the second quarter of 2019 over the comparable period in 2018.

Balance Sheet

At June 30, 2019, the Company reported $450.7 million in total assets, $390.3 million in deposits, and $299.9 million in net portfolio loans. This compares to $401.7 million in total assets, $349.1 million in deposits, and $290.1 million in net portfolio loans at December 31, 2018. Loan growth occurred in all categories, with the exception of commercial real estate which experienced a $8.7 million decrease. The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary
Loans by Class
(dollars in thousands )
	June 30, 2019		December 31, 2018
	unaudited		audited
	Amount	% of Total	Amount	% of Total
Commercial real estate	$73,807	24.3%	$82,494	28.1%
Residential real estate and home equity	127,425	42.0	121,454	41.4
Construction	35,069	11.6	31,601	10.8
Commercial	59,601	19.6	51,018	17.4
Consumer	7,582	2.5	6,747	2.3

Total Loans	303,484	100.0%	293,314	100.0%

Net deferred loan costs	471		460
Allowance for loan losses	(4,006)		(3,661)
Loans, net	$299,949		$290,113	$9,836

Total stockholders’ equity was $53.0 million, or 11.8% of total assets, at June 30, 2019, compared to $50.8 million, or 12.7% of total assets, at December 31, 2018.  Retained earnings and an $802,000 positive change in accumulated other comprehensive income both drove the increase in equity. Book value per share increased from $16.19 at December 31, 2018 to $16.85 at June 30, 2019, with 3,144,456 common shares outstanding.

As of June 30, 2019, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.10%, a 12.69% Common Equity Tier 1 Risk-Based Capital Ratio, a 12.69% Tier 1 Risk-Based Capital Ratio, and a 13.94% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $2.8 million were deemed to be impaired under the Bank’s policy at June 30, 2019, while loans totaling $1.2 million were deemed to be impaired under the Bank’s policy at December 31, 2018. At June 30, 2019, the Bank had fourteen nonaccrual loans in the aggregate amount of $1.96 million compared to six nonaccrual loans totaling $342,000 at December 31, 2018. At June 30, 2019, the Company reported no accruing loans greater than 90 days past due. Net recoveries totaled $27,000 for the quarter ended June 30, 2019 and nonperforming assets as a percentage of total assets was 0.44%. Management believes that the allowance for loan losses which was $4.0 million, or 1.32% of gross loans, at June 30, 2019 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company (OTCQX: PMHG) offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank now serves the Tallahassee and Lakeland/Winter Haven Metropolitan Statistical Areas (MSA), including clients in North and Central Florida as well as South Georgia and South Alabama. The Bank currently has four Florida locations: two in Tallahassee, Florida, one in Crawfordville, Florida, and one in Lakeland, Florida. As of June 30, 2019, the Bank had 90 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit www.primemeridianbank.com.

 This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that” and similar expressions are intended to identify these forward-looking statements. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Tables Follow

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Statements of Earnings (Unaudited)
(in thousands except per share amounts)

	2Q'19	1Q'19	4Q'18	3Q'18	2Q'18
Interest income:
Loans	$3,916	$3,856	$3,854	$3,798	$3,543
Securities	333	296	280	276	287
Other	361	348	280	198	82
Total interest income	4,610	4,500	4,414	4,272	3,912
Interest Expense-
Deposits	851	813	748	662	500
Total interest expense	851	813	748	662	500
Net interest income	3,759	3,687	3,666	3,610	3,412
Provision for loan losses	179	165	47	135	155
Net interest income after provision for loan losses	3,580	3,522	3,619	3,475	3,257

Noninterest income:
Service charges and fees on deposit accounts	68	71	74	83	89
Mortgage banking revenue	197	106	108	124	105
Income from bank-owned life insurance	45	45	34	11	10
Other income	152	140	128	120	110
Total noninterest income	462	362	344	338	314

Noninterest expense:
Salaries and employee benefits	1,579	1,557	1,319	1,341	1,218
Occupancy and equipment	427	275	234	237	226
Professional fees	106	77	107	86	97
Marketing	194	199	144	193	133
FDIC/State Assessment	44	43	51	38	38
Software maintenance, amortization and other	167	152	160	167	159
Other	516	440	369	396	370
Total noninterest expense	3,033	2,743	2,384	2,458	2,241

Earnings before income taxes	1,009	1,141	1,579	1,355	1,330
Income taxes	245	274	311	337	328
Net earnings	$764	$867	$1,268	$1,018	$1,002

Basic earnings per share	$0.24	$0.28	$0.40	$0.33	$0.32

Diluted earnings per share	$0.24	$0.28	$0.40	$0.33	$0.32

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	unaudited		unaudited
	2019	2018	2019	2018
Interest income:
Loans	$3,916	$3,543	$7,772	$6,817
Securities	333	287	629	575
Other	361	82	709	156
Total interest income	4,610	3,912	9,110	7,548
Interest expense-
Deposits	851	500	1,664	897
Total interest expense	851	500	1,664	897
Net interest income	3,759	3,412	7,446	6,651
Provision for loan losses	179	155	344	409
Net interest income after provision for loan losses	3,580	3,257	7,102	6,242
Noninterest income:
Service charges and fees on deposit accounts	68	89	139	176
Mortgage banking revenue	197	105	303	215
Income from bank-owned life insurance	45	10	90	21
Gain on sale of securities available for sale	-	-	7	-
Other income	152	110	285	212
Total noninterest income	462	314	824	624
Noninterest expense:
Salaries and employee benefits	1,579	1,218	3,136	2,446
Occupancy and equipment	427	226	702	461
Professional fees	106	97	183	181
Marketing	194	133	393	340
FDIC/State assessment	44	38	87	74
Software maintenance, amortization and other	167	159	319	307
Other	516	370	956	729
Total noninterest expense	3,033	2,241	5,776	4,538
Earnings before income taxes	1,009	1,330	2,150	2,328
Income taxes	245	328	519	572
Net earnings	$764	$1,002	$1,631	$1,756

Earnings per common share:
Basic	$0.24	$0.32	$0.52	$0.56
Diluted	0.24	0.32	0.52	0.56
Cash dividends per common share(1)	-	-	0.12	0.10

(1) Annual cash dividends were paid during the first quarters of 2019 and 2018

Prime Meridian Holding Company and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands)

	2Q'19	1Q'19	4Q'18	3Q'18	2Q'18
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Assets
Cash & cash equivalents	$72,042	$66,805	$48,038	$56,775	$32,429
Securities available for sale	52,431	48,205	45,384	44,359	46,657
Loans, held for sale	6,223	5,808	4,767	6,782	7,321
Loans, net	299,949	289,900	290,113	289,022	285,473
Federal Home Loan Bank stock	404	404	355	355	355
Premises & equipment, net	7,311	7,055	4,656	4,699	4,828
Right of use asset	3,768	-	-	-	-
Accrued interest receivable	1,100	1,023	1,034	1,028	1,027
Bank-owned life insurance	6,413	6,368	6,323	1,789	1,778
Other assets	1,086	1,281	1,032	1,149	1,137
Total Assets	$450,727	$426,849	$401,702	$405,958	$381,005

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$89,608	$83,186	$80,097	$83,296	$76,564
Savings, NOW and money-market deposits	247,804	244,584	227,674	230,817	220,363
Time deposits	52,912	45,743	41,296	41,133	34,896
Total Deposits	390,324	373,513	349,067	355,246	331,823
Other borrowings	770	-	-	-	-
Official checks	1,496	495	837	865	602
Lease liability	3,827	-	-	-	-
Other liabilities	1,314	1,157	978	984	644
Total Liabilities	397,731	375,165	350,882	357,095	333,069
Total Stockholders' Equity	52,996	51,684	50,820	48,863	47,936
Total Liabilities and Stockholders' Equity	$450,727	$426,849	$401,702	$405,958	$381,005

Prime Meridian Holding Company and Subsidiary
Financial Highlights (Unaudited)
(dollars in thousands, except per share amounts)

	2Q'19	1Q'19	4Q'18	3Q'18	2Q'18

Per Share Data:
Earnings per share - Basic	$0.24	$0.28	$0.40	$0.33	$0.32
Earnings per share - Diluted	$0.24	$0.28	$0.40	$0.33	$0.32
Book value per share	$16.85	$16.44	$16.19	$15.61	$15.33
Shares outstanding	3,144,456	3,143,140	3,138,945	3,128,671	3,125,233
Weighted-average basic shares outstanding	3,144,068	3,140,401	3,131,379	3,127,038	3,123,594
Weighted-average diluted shares outstanding	3,150,136	3,144,071	3,136,048	3,130,171	3,126,022

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.70%	0.82%	1.07%	1.03%	1.10%
Return on average equity(1)	5.85	6.79	8.43	8.42	8.49
Average yield on earning assets	4.49	4.48	4.52	4.47	4.46
Net interest margin(2)	3.66	3.67	3.75	3.78	3.89
Efficiency ratio(3)	71.86	67.75	59.45	62.26	60.14
Noninterest expense/average assets(1)	2.78	2.60	2.47	2.49	2.47

Asset Quality Data:
Nonaccrual loans	$1,962	$365	$342	$179	$90
Total nonperforming assets	1,962	608	342	179	90
Nonpeforming assets/total assets	0.44%	0.14%	0.09%	0.04%	0.02%

Capital Ratios:
Tier 1 Leverage Capital Ratio (Company)	12.08%	12.28%	12.61%	12.64%	13.43%
Tier 1 Leverage Capital Ratio (Bank)	9.10	9.18	9.28	9.21	9.68
Common Equity Tier I Capital Ratio (Bank)	12.69	13.00	12.90	12.40	12.28
Tier I Risk-Based Capital Ratio (Bank)	12.69	13.00	12.90	12.40	12.28
Total Capital Ratio (Bank)	13.94	14.25	14.15	13.65	13.51

(1)   Annualized

(2)   Net interest margin is net interest income divided by total average interest-earning assets, annualized

(3)   Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	Clint F. Weber, Chief Financial Officer and Executive Vice President
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com